EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm
The Wilmington Trust Corporation Employee Benefits Committee
The Board of Directors
Wilmington Trust Corporation
We consent to the incorporation by reference in the registration statement (No. 333-124248, 333-69479, and 33-43675) on Form S-8 of Wilmington Trust Corporation of our report dated June 29, 2010 with respect to the statements of net assets available for benefits of the Wilmington Trust Thrift Savings Plan as of December 31, 2009 and 2008, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule of schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 11-K/A of the Wilmington Trust Thrift Savings Plan.
/s/ KPMG
Philadelphia, Pennsylvania
June 29, 2010